Exhibit 10.6

LEASE AGREEMENT

THIS LEASE, made as of this 19 day of March, 2012, between Fairhope Group, LLC, a Georgia limited liability company, whose address is c/o McCullough Realty, 273 Azalea Road, Suite 2-516, Mobile, Alabama 36609 (hereinafter referred to as “Landlord”), and Computer Programs and Systems, Inc., a Delaware corporation, whose address is 6600 Wall Street Mobile, Alabama 36695 (hereinafter referred to as “Tenant”).

WITNESSETH

THAT in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Landlord and Tenant as follows:

A.	BASIC LEASE PROVISIONS

The following constitute the basic provisions of this Lease:

1.	Premises (as defined in Section B)

a. Shopping Center	Ecor Rouge
Address	100 Greeno Road
Fairhope, Alabama 36604
County	Baldwin

b. Square Footage	45,020 square feet

c.      Tenant’s Proportionate Share. Tenant’s Proportionate Share is 72.59%, which is calculated as a fraction, the numerator of which shall be the number of square feet of gross leasable area within the Premises (45,020 square feet) (“Premises GLA”) and the denominator of which shall be the Shopping Center gross leasable area (62,020 square feet) (“Shopping Center GLA”).

d. Space Number	100

2.	Permitted Use. Tenant shall have the right to use the premises for purposes of general office space and related uses. This includes accessories and any other related products of these services.

3.	Notices.

Landlord:	Fairhope Group, LLC
C/o McCullough Realty
273 Azalea Road, Suite 2-516
Mobile, AL 36609
Telephone: 251-478-7223
Facsimile: 251-478-3508

Tenant:	Computer Programs and Systems, Inc.
C/o David A. Dye, Chairman and CFO
6600 Wall Street Mobile, AL 36695
Telephone:
Facsimile:

4.	Effective Date of Lease. Upon execution of lease by all parties.

5. Delivery Date for Possession of Premises (“Delivery Date”). Upon execution of lease by all parties.

6. Lease Term Commencement Date. March 1, 2012.

7. Rent Commencement Date. Base Rent (as defined in Section E), Additional Rent and any other rent provided for herein shall commence on March 1, 2012.

8. Termination Date. The Lease Term shall terminate on February 28, 2024, subject to any Renewal Term set forth herein.

9. Rental Terms and Renewal.

TERM	MONTHS	ANNUAL	MONTHLY
Year 1 of the Lease Term	1-12	$99,129	$8,260.75
Year 2	13-24	$190,837	$15,903.08
Year 3	25-36	$263,367	$21,947.25
Year 4	37-48	$285,877	$23,823.08
Year 5	49-60	$285,877	$23,823.08
Year 6	61-72	$346,654	$28,887.83
Year 7	73-84	$346,654	$28,887.83
Year 8	85-96	$346,654	$28,887.83
Year 9	97-108	$346,654	$28,887.83
Year 10	109-120	$346,654	$28,887.83
Year 11	121-132	$351,854	$29,321.17
Year 12	133-144	$351,854	$29,321.17
Years 13-18 (Years 1-5 of the First Option Period)	145-216	$387,039 CAP	$32,253.25 CAP
Years 19-24 (Years 1-5 of the Second Option Period)	217-288	$425,743 CAP	$35,478.58 CAP

10. Additional Rent. Any amounts to be paid by Tenant to Landlord pursuant to the provisions of this Lease, including Common Area Maintenance Charges (as defined in Section G.2), all ad valorem taxes (which may be in the form of a leasehold payment to the Fairhope Single Tax Colony), real estate and related taxes (as set forth in Section F.1), and insurance (as set forth in Section N.4.c), whether such payments are to be periodic and recurring or not, shall be deemed to be “Additional Rent” and otherwise subject to all provisions of this Lease and of law as to the default in the payment of Base Rent. Additional Rent shall commence on the Rent Commencement Date.

11. Estimated First Year Operating Charges

Common Area Maintenance	$ .70 per square foot
FSTC Ground Rent	.55 per square foot
Property Insurance	.50 per square foot

Total	$ 1.75 per square foot

Tenant will pay its proportionate share of actual operating expenses in accordance with this Section A.11 and Sections F.1, G.2 and N.4.c of this Lease. Landlord represents and Tenant acknowledges that the first year’s operating charges set forth above are estimates only for such first year and that such estimates do not establish a limit on Tenant’s obligation for Additional Rent.

12. Tenant Allowance. Landlord has built-into the Base Rent an amount equal to $3.25 per square foot for tenant improvements (“Tenant Improvements”), equaling One Hundred Forty Six Thousand Three Hundred Fifteen Dollars ($146,315.00), spread over the first 5-years of the Lease Term (the “Tenant Allowance”).

13. Security Deposit. NA

B.	PREMISES AND SHOPPING CENTER

1. Description. Landlord hereby leases to Tenant the premises described as follows (the “Premises”): The space within a one-story unit (without basement, balcony, or mezzanine) as measured from the exterior face of any exterior walls and to the centerline of common walls, and crosshatched on the Site Plan attached hereto as Exhibit A. The shopping center (the “Shopping Center”) is as more fully described in the legal description, incorporated herein and attached hereto as Exhibit B.

C.	LEASE TERM

1. Lease Effective Date. The Lease shall be effective on the Effective Date provided in Section A.4. The Lease Term shall commence upon the Lease Term Commencement Date and shall terminate on February 28, 2024 (the “Lease Termination Date”). The term of the Lease shall be the period beginning on the Lease Term Commencement Date and ending on the Lease Termination Date (the “Lease Term”).

a. Lease Year. The lease year (“Lease Year”) shall consist of the first twelve (12) full calendar months following the Lease Term Commencement Date and every anniversary thereof. If the Lease Term Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall consist of the partial first month plus the following twelve (12) calendar months. Each succeeding Lease Year shall be twelve (12) consecutive months following the expiration of the first Lease Year.

2. Commencement Certificate. Upon the Rent Commencement Date, Landlord will prepare a written instrument stipulating the Lease Term Commencement Date, the Rent Commencement Date, and the Lease Termination Date to be signed by all parties.

3. Renewal.

a. Option to Renew. Provided Tenant is not in default hereunder beyond any applicable cure period at the time of renewal, Landlord hereby grants to Tenant the option to renew this Lease for the periods stipulated in Section A.9 as the First Option Period and the Second Option Period (each a “Renewal Term”). Each Renewal Term shall be based upon all the terms and conditions contained in this Lease except that the Common Area Maintenance Charge for each Renewal Term shall be reset to the actual incurred amount notwithstanding the effect of any applicable cap for the Initial Term or the first Renewal Term, as the case may be; provided, however, the applicable cap on increases shall be applied during each such Renewal Term after said reset. Payment of Base Rent shall be as set forth for such Renewal Term in Section A.9, or, if applicable, the Market Rent (as hereinafter defined) determined to be applicable to such Renewal Term pursuant to Section 3(b) below. Notice of election by Tenant to exercise the option shall be given to Landlord in writing at least one hundred eighty (180) days prior to the expiration of the then current term (“Renewal Notice”).

b. Option to Renew upon Good Faith Rejection of Pre-negotiated Base Rent. Provided (i) Tenant is not in default hereunder beyond any applicable cure period at the time of renewal, and (ii) Tenant has accepted of all terms stipulated in Section 3(a) above with the exception that Tenant has a good faith belief that the pre-negotiated Base Rent set forth for such Renewal Term in Section A.9 exceeds the then-current Market Rent, then Base Rent payable during such Renewal Term shall be readjusted to reflect “Market Rent” as calculated below for such Renewal Term. For purposes hereof, “Market Rent”, shall mean the annual amount per square foot, and which can be calculated on an annual basis, that a willing tenant would pay and a willing landlord would accept in arm’s length bona fide negotiations, without any additional inducements, for a lease of comparable space in comparable buildings in the same geographic submarket as the Premises (excluding any consideration of the depreciated value of the leasehold improvements therein, since Tenant will have paid for the tenant improvements in the Premises; but including an amount equal to the depreciated free rent period and the landlord’s depreciated contribution toward Tenant Improvements in the Tenant Allowance as these amounts were given as concessions to the tenant to help pay for Tenant Improvements in the Premises; for purposes of this option to renew, depreciation shall be based on a straight age-life method utilizing a maximum of twenty (20) years for useful life) on the same terms and conditions for the specified period of time, except as set forth above and taking into account the Additional Rent to be effective during such period. Concurrent with the date that Tenant delivers its Renewal Notice, Tenant shall deliver in writing to Landlord its determination of Market Rent for the Renewal Term, which is required to exhibit that Tenant in good faith believes that the pre-negotiated Base Rent set forth for such Renewal Term in Section A.9 exceeds then-current Market Rent (the “Market Rent Notice”). If Landlord objects to Tenant’s determination of Market Rent for the Renewal Term, Landlord shall notify Tenant in writing, within ten (10) days after receipt of Tenant’s Market Rent Notice, that Landlord disagrees with Tenant’s determination of Market Rent for the Renewal Term. Landlord and Tenant shall use each of their respective good faith efforts to resolve such disagreement and agree upon the Market Rent for the Renewal Term. In the event that Landlord and Tenant are unable to agree upon the Market Rent for the Renewal Term within twenty (20) days, then the Market Rent for the Renewal Term shall be determined by appraisal in the manner provided below.

In the event that Landlord and Tenant are unable to agree upon the Market Rent for the Renewal Term as set forth above, the Market Rent for the Renewal Term shall be determined as follows, in each case giving due consideration of the Additional Rent to be charged during such period: The leasehold for the Renewal Term shall be appraised by an independent MAI appraiser, or an independent appraiser of comparable experience licensed or certified by the state of Alabama to perform commercial appraisals, or licensed commercial real estate broker with at least ten (10) years experience with similar properties in the geographic location of the Project ( in each case below, an “Appraiser”) chosen by Tenant (“First Appraisal”) and the appraisal report forwarded to Landlord. Each appraisal report delivered by an Appraiser hereunder shall be in a narrative format and comply with the Uniform Standards of Professional Appraisal Practices; additionally each such appraisal report shall be of sufficient detail to convey such Appraiser’s methodology, reasoning and analysis, pertaining to market rent; each such appraisal report should contain, at a minimum, three rent comparables, or if the appraisal contains less than three rent comparables, such appraisal report shall provide sufficient rationale and analysis as to why such market support is not relevant. If the First Appraisal is deemed unacceptable by Landlord, then Landlord shall so advise Tenant in writing within ten (10) days after receipt of the First Appraisal and Landlord shall have the right to engage an Appraiser to appraise the Premises (“Second Appraisal”) and the appraisal report shall be forwarded to Tenant. In the event Tenant shall deem the Second Appraisal to be unacceptable, then Tenant shall advise Landlord within ten (10) days after receipt of the Second Appraisal, and the first Appraiser and second Appraiser shall together choose a third Appraiser (the “Third Appraiser”) who shall appraise a Market Rent for the Premises (“Third Appraisal”) and forward the Third Appraisal report to Landlord and Tenant. The Third Appraiser shall, within ten (10) days of its appointment, review the First Appraisal (prepared by Tenant’s chosen Appraiser as set forth above) and the Second Appraisal (prepared by Landlord’s chosen Appraiser as set forth above) and such other information as it shall deem necessary and shall determine which of the two is most accurately reflects the Market Rent for the Renewal Term. The Third Appraiser shall be instructed, in deciding whether the Tenant’s determination of the Market Rent for the Renewal Term (as set forth in the First Appraisal) or Landlord’s determination of the Market Rent (as set forth in the Second Appraisal) more accurately reflects the actual Market Rent for the Renewal Term, to use the criteria as to the determination Market Rent set forth below. The Third Appraiser shall not establish its own Market Rent, and must select either the First Appraisal or the Second Appraisal and shall immediately and concurrently notify the parties of its selection. The Market Rent for the Renewal Term determined by Landlord or Tenant and selected by the Third Appraiser shall be the Base Rent payable by Tenant for the Renewal Term. Should the appraisal process of this Section 3(b) be necessary, each party shall act in good faith and each party will be obligated to pay one-half of any appraisal delivered as prescribed above. Each of the Appraisers shall be instructed to appraise the Premises for its Value in Use for the Renewal Term.

D.	CONSTRUCTION

1. Delivery. The Delivery Date of the Premises from Landlord to Tenant shall be upon lease execution.

2. Force Majeure. The period of time during which Landlord or Tenant is prevented or delayed in the performance of, or the making of, any improvements or repairs or fulfilling any obligation required under this Lease due to delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions or regulations, including administrative delays in obtaining building permits, inability to obtain materials, or other causes beyond the responsible party’s control (the lack of funds or funding excluded), shall be added to that party’s time for performance hereof, and Landlord or Tenant shall have no liability by reason thereof. Tenant’s obligation to pay rent shall not be subject to the Force Majeure provisions of this paragraph.

3. HVAC. Landlord warrants that all HV AC systems have been serviced and are in good working order at the time Tenant takes possession. Should any unit not be in good working order, upon Tenant taking possession, Landlord must repair and/or replace. Following Tenant’s acknowledgement and acceptance that HV AC systems are in good working condition, Tenant shall maintain a HVAC service contract for the duration of the Lease Term in accordance with the terms set forth in Section M.2(b). Landlord shall be responsible for HVAC system repairs and replacements during Year 1 of the Lease Term. Tenant shall be responsible HVAC system repairs and replacements for the remaining Lease Term years.

4. Signage, Tenant’s Work and Rules/Regulations.

a. Sign Criteria. Landlord’s sign criteria is attached as Exhibit C and made a part of this Lease. Tenant will place no sign on the exterior of the Premises or on the interior surface of any windows of the Premises (except for Tenant’s standard window decal treatment which in no event shall occupy more than             percent (    %) of said window) unless it meets the standards set forth in Exhibit C attached hereto and has been approved in writing by the Landlord. Exterior signs are to be provided by Tenant and are to be located on the store front. Tenant will have the right to place temporary Signage announcing the opening of a new store, with the size and location of such temporary signs to be subject to Landlord’s approval, local codes, the approval of the City of Fairhiope Architectural Review Board (ARB) and, if required, approval of the local historic district. Tenant agrees not to display any pennants, searchlights, window signs, or similar temporary advertising media. Tenant may display banners inside the Premises within two (2) feet from the front of the store as long as they are professionally prepared.

b. Maintenance and Removal. Landlord agrees to remove any signage on Premises and repair all damages caused by such removal prior to Delivery Date. Tenant agrees to maintain its signs in good states of repair and save Landlord harmless from any loss, cost, or damage resulting from the signs’ condition and shall repair any damage which may have been caused by the erection, existence, maintenance, or removal of such signs. Upon vacating the Premises, Tenant agrees to remove all signs and repair all damages caused by such removal.

c. Tenant Improvements. Tenant Improvements to be complete by Tenant at Tenant’s expense are detailed in Exhibit D of this Lease, for which Landlord has contributed a Tenant Allowance as provided in Section A.12.

d. Rules/Regulations. Attached hereto as Exhibit E is a copy of the Rules and Regulations for the Shopping Center (“Rules and Regulations”). Landlord reserves the right to amend the same and to otherwise establish reasonable rules and regulations for the use thereof which shall be applicable to, and uniformly enforced against, all tenants of the Shopping Center and which do not conflict with the terms and conditions of this Lease and do not materially and adversely impair Tenant’s use of the Premises as contemplated hereunder.

5. Code Compliance. Landlord warrants that, to the best of Landlord’s knowledge, as of the Delivery Date the structure of the Premises will be in material compliance with all applicable laws, codes, rules, and regulations of governmental authorities (“Applicable Laws”) and free from patent and latent defects and zoned for operation of general office use. In the event it is determined that the structure is not in compliance with Applicable Laws as of the Delivery Date, and as a result, the municipality having jurisdiction over the Premises refuses to issue Tenant a building permit or certificate of occupancy, Tenant shall notify Landlord, and Landlord shall act promptly to bring the structure into compliance, or Landlord may terminate this Lease and the parties shall have no further obligations hereunder. The foregoing warranty shall not apply to any conditions created or related to Tenant’s Work, remodeling, specific use or occupancy of the Premises, or assignment or subletting of the Premises. In addition, in the event any structural modifications to the Shopping Center or the Premises are required by governmental or insurance regulations, Landlord shall be responsible to perform any such modifications unless required by Tenant’s specific use of the Premises. Tenant shall be responsible to perform any necessary nonstructural modifications to the Premises as well as any modifications, regardless of where located, if occasioned by Tenant’s use of the Premises. Nothing contained herein shall negate Landlord’s or Tenant’s right to challenge any such requirements in administrative and/or judicial proceedings.

a. Roof. Landlord will be responsible to provide and maintain a structurally sound, leak-free roof. Landlord is responsible for all costs associated with correcting any deficiencies prior to the Delivery Date.

b. Communication Systems. The Tenant has the right, at its sole cost and expense, to install a satellite system on the Premises provided that such satellite system is affixed to the rear wall, and not the roof, of the Premises.

6. Parking lot. Upon Tenant’s completion of Tenant Improvements, Landlord shall immediately re-stripe and re-seal the Common Area parking lot spaces.

E.	BASE RENT

1. Base Rent. Tenant agrees to pay to Landlord, at the address noted above, or at such place as Landlord may from time to time designate in writing, Base Rent for the Premises during the Lease Term, in the amount as set forth in Section A.9, in advance on the first day of each calendar month. The amounts to be paid by Tenant for Base Rent and Additional Rent shall be pro-rated on a per diem basis for any partial month in the first Lease Year.

2. Interest on Late Payment. Any rent or other charges to be paid hereunder by Tenant which shall not be received by Landlord within ten (10) days from its due date shall bear interest at the rate of ten percent (10%) per annum from the date when the same is due and payable under the terms of this Lease until the same shall be paid (the “Default Rate”). Tenant shall pay a Fifty Dollar ($50) charge for any checks written to Landlord which are returned for insufficient funds.

F.	TAXES

1. Real Estate Taxes and Assessments. Tenant agrees to pay Tenant’s Proportionate Share of all real estate taxes and assessments (which may be in the form of a leasehold payment to the Fairhope Single Tax Colony), together with any and all expenses incurred by Landlord in negotiating, appealing, or contesting such taxes and assessments, both general and special, levied and assessed against the land, buildings, and all other improvements which may be added thereto, or constructed within, the Shopping Center.

2. Procedure for Payment. Commencing on the Rent Commencement Date, during the Lease Term and any Renewal Term Tenant shall pay to Landlord, monthly in advance, an amount equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of real estate taxes and assessments for the current tax year as reasonably estimated by Landlord. If Tenant’s Proportionate Share of real estate taxes and assessments with respect to any tax year is less than the total amount paid by Tenant for such period, the excess shall be credited against the next monthly payment of Base Rent. If Tenant’s Proportionate Share of real estate taxes and assessments for any tax year exceeds the total amount paid by Tenant for such period, Tenant shall, within thirty (30) days of receipt of a copy of the actual tax bill from Landlord, pay the difference between the actual amount paid by Tenant and Tenant’s Proportionate Share of real estate taxes and assessments. Any unused credit remaining as of the expiration or earlier termination of the Lease shall be promptly refunded to Tenant by Landlord unless Tenant then owes money to Landlord, in which event Landlord may apply such funds to the amounts owing by Tenant to Landlord.

3. Municipal, County, State or Federal Taxes. Tenant shall pay, before delinquent, all municipal, county, state, or federal taxes assessed against Tenant’s fixtures, furnishings, equipment, stock-in-trade, or other personal property owned by Tenant in the Premises.

4. Other Taxes or Assessments. Should any governmental taxing authority levy, assess, or impose any tax, excise, or assessment (other than income, inheritance, gift, or franchise tax) upon or against the rentals payable by Tenant to Landlord, by way of substitution for or in addition to any existing tax on land and buildings, or if in the nature of a sales tax or gross receipts tax or excise tax on real estate rentals, Tenant shall be responsible for and shall pay any such tax, excise, or assessment, or shall reimburse Landlord for the amount thereof, as the case may be.

G.	COMMON AREAS

1. Common Areas. Landlord grants to Tenant and Tenant’s invitees the right to use, in common with all others to whom Landlord has or may hereafter grant rights to use same, the Common Areas located within the Shopping Center. The term “Common Areas”, as used in this Lease, shall mean the parking areas, roadways, pedestrian sidewalks, loading docks, delivery areas, landscaped areas, service courts, open and enclosed courts and malls, fire corridors, meeting areas, public restrooms, and all other areas or improvements which may be provided by Landlord for the common use of the tenants of the Shopping Center. Landlord hereby reserves the following rights with respect to the Common Areas:

a. Rules and Regulations. To establish reasonable rules and regulations for the use thereof which shall be applicable to, and uniformly enforced against, all tenants of the Shopping Center and which do not conflict with the terms and conditions of this Lease, including, without limitation, those attached hereto as Exhibit E;

b. Use. To use or prohibit the use by others to whom Landlord may have granted such rights for promotional activities;

c. Closings. To close all or any portion thereof as may be deemed necessary by Landlord’s counsel to prevent a dedication thereof or the accrual of any rights to any person or the public therein; and

d. Maintenance. Landlord shall operate, equip, light, repair, and maintain said Common Areas for their intended purposes in an efficient and economical manner.

2. Common Area Maintenance Charge. Tenant shall pay to Landlord as a “Common Area Maintenance Charge” Tenant’s Proportionate Share of all costs and expenses paid or incurred by Landlord in operating, maintaining, and repairing the Common Areas. In no event shall the Common Area Maintenance Charges include any capital expenditures, any depreciation on improvements or equipment, the cost of correcting or repairing construction or design defects in the Common Areas, expenses for replacing the roof or roof skin, expenses for structural repairs or changes to the Shopping Center buildings, administration fees, or legal fees attributable to any matters concerning any other tenant of the Shopping Center. Such costs and expenses may include but not be limited to: cleaning, lighting, repairing, and maintaining all Common Area improvements, paving, roadways, sprinkler equipment, driveways, sidewalks, curbs, culverts and drainage facilities, barriers, retaining walls, fences, directional and Shopping Center signage (other than signs to be maintained by individual tenants), sewer and water supply lines and related facilities, snow and ice removal, pest control, parking lot striping, painting, painting of exterior walls, landscaping, providing security, personal property taxes, supplies, fire protection and fire hydrant charges, water and sewer charges, utility charges, and reasonable Shopping Center management fees. Landlord further agrees to maintain all landscaping adjacent to the Premises within the Shopping Center in accordance with other similar types of properties in the area. Landlord acknowledges and agrees that said Common Area Maintenance Charges shall not increase more than three percent (3%) in any year over the Common Area Maintenance Charges for the prior year on a non-cumulative basis.

3. Procedure for Payment. Tenant’s Common Area Maintenance Charges shall be paid in monthly installments on the first day of each month in an amount to be estimated by Landlord beginning on the Rent Commencement Date. Within ninety (90) days following the end of the period used by Landlord in estimating Landlord’s cost, Landlord shall furnish to Tenant a detailed statement of the actual amount of Tenant’s Proportionate Share of Common Area Maintenance Charge for such period. Within thirty (30) days thereafter, Tenant shall pay to Landlord or take a credit against the next monthly Base Rent payment, as the case may be, the difference between the estimated amounts paid by Tenant and the actual amount of Tenant’s Common Area Maintenance Charge for such period as shown by such statement. Any unused credit remaining as of the expiration or earlier termination of the Lease shall be promptly refunded to Tenant by Landlord unless Tenant then owes money to Landlord, in which event Landlord may apply such funds to the amounts owing by Tenant to Landlord.

H.	UTILITIES AND RUBBISH DISPOSAL

1. Utilities.

a. Maintenance. Commencing on the Delivery Date, the Landlord shall provide and maintain all necessary pipes, mains, conduits, wires, and cables to the exterior walls of the Premises for water, gas, and electricity.

b. Tenant’s Responsibilities. Tenant shall have all utilities serving the Premises (electric, natural gas, water, sewer, and telephone) placed in Tenant’s name, and Tenant shall be responsible for the direct payment of all utility bills to the provider.

c. Landlord’s Responsibilities. Tenant will not be responsible for the cost of any utility tap fees, cost of meter installation, or any other cost which may be levied by a utility other than those charges specifically related to the Tenant’s consumption of such utility. Such cost shall be the sole responsibility of the Landlord. Notwithstanding the foregoing, Tenant shall be responsible for the installation and expense associated therewith for any telephone system, computer system, security system, fire alarms and/or fire extinguishers.

2. Rubbish Disposal. Tenant shall be responsible for its trash and refuse collection and disposal. In addition, Tenant agrees to:

a. Proper Containers. Keep any refuse in proper containers until the same is removed from the Shopping Center and to permit no refuse to accumulate around the exterior of the Premises; and

b. Regulations. Handle and dispose of all rubbish, garbage, and waste in accordance with regulations established by Landlord and not permit the accumulation (unless in sealed metal containers) or burning of any trash, rubbish, refuse, garbage, or waste materials in, on, or about any part of the Shopping Center.

In no event shall Landlord be liable for the quality, quantity, failure, or interruption of the foregoing utility or rubbish disposal services to the Premises unless caused by Landlord’s negligent or willful acts.

I.	PARKING

1. Parking. Landlord agrees that Tenant shall have the non-exclusive use of all such parking in the Shopping Center, subject to other Shopping Center tenant’s rights of non-exclusive use of all such parking in the Shopping Center and said tenants’ reasonable right of use of the parking spaces immediately adjacent to such tenants’ premises. Tenant shall have the right, at Tenant’s sole expense and upon notice to Landlord, to designate up to twenty five percent (25%) of the Shopping Center’s parking spaces immediately adjacent to the Premises (but not in front of other Shopping Center tenant’s premises) as reserved for Tenant’s exclusive parking (“Exclusive Parking”). With regard to the Exclusive Parking, Landlord agrees to use commercially reasonable efforts, at no cost to Landlord, to assist Tenant in Tenant’s enforcement of its Exclusive Parking rights, but Landlord shall have no obligation to monitor use, tow vehicles, or otherwise enforce Tenant’s Exclusive Parking rights. In the event that Landlord desires to undertake any development of the Shopping Center that will result in a reduction of at least ten percent (10%) of the current parking spaces at the Shopping Center, Landlord agrees to notify Tenant of such proposed development prior to commencing such development and to take whatever measures are necessary to insure that Tenant shall have adequate parking for its intended use of the Premises.

J.	USE OF PREMISES BY TENANT

1. Use of Premises. Tenant’s Use of the Premises will be solely for the Permitted Use as set forth in Section A.2 and Tenant shall use the Premises for no other purpose without the prior written consent of the Landlord.

2. Operation of Business. Tenant will agree to complete the Tenant Improvements and open within two hundred and seventy (270) days after the Rent Commencement Date in accordance with its Permitted Use. Tenant shall have the right at any time to cease operations in the Premises and “go dark”, provided Tenant continues to pay to Landlord Base Rent, Additional Rent, and all other charges due under the Lease as and when such payment obligations come due. In the event Tenant ceases operation for more than two hundred and seventy (270) consecutive days other than as a result of remodeling, damage, casualty, condemnation, force majeure, or assignment / subletting, Landlord shall have the right but not obligation to terminate Tenant’s lease by giving Thirty (30) days notice. Such termination may be negated by Tenant opening within such thirty (30) day period.

K.	TENANT’S COVENANTS WITH RESPECT TO OCCUPANCY

1. Occupancy. Tenant agrees to occupy the Premises in a safe and careful manner in compliance with all laws, ordinances, rules, regulations and orders of any governmental body having jurisdiction over the Premises and without committing or permitting waste.

2. Landlord Access. Tenant agrees to permit Landlord free access to the Premises at all reasonable times after at least 24 hours notice to Tenant (except in the event of an emergency, when no prior notice shall be required) for the purpose of examining the same or making repairs to the Premises that Landlord may deem necessary for the safety or preservation thereof.

3. Mechanic Liens. Tenant agrees that it will permit no lien, notice of intention to file lien or other charges (whether arising out of work of any contractor, mechanic, laborer or material man or any mortgage, conditional sale, security agreement, chattel mortgage or otherwise) which might be or become a lien or encumbrance or charge upon the Premises or any part thereof or the income there from, and to suffer no other matter or thing whereby the estate, right and interest of Landlord in the Premises or any part thereof might be impaired;

4. Tenant’s Compliance with Rules. Tenant agrees to comply with the Rules and Regulations which Landlord may from time to time establish and uniformly enforce for all tenants of the Shopping Center for the use and care of the Premises, the Common Areas, and other facilities and buildings in the Shopping Center provided such Rules and Regulations, do not otherwise materially and adversely interfere with Tenant’s use, access, or parking, do not require the expenditure of more than nominal sums by Tenant and do not conflict with the terms and conditions of this Lease. Subject to the foregoing, Tenant agrees to abide by the Rules and Regulations attached hereto as Exhibit E incorporated herein by reference.

5. Landlord’s Right to Show Premises. Tenant agrees to permit Landlord or its agents, commencing with and during the last ninety (90) days of the Lease Term, upon reasonable notice to Tenant, to show the Premises to potential tenants during normal business hours and to place one professionally prepared sign, measuring twenty four inches by thirty six inches (24“x36”), offering the Premises “To Lease” or “For Sale” on the front of the Premises or any part thereof and such larger signs in the Common Areas in Landlord’s reasonable discretion.

L.	NO UNLAWFUL PURPOSE

1. Landlord agrees to use its reasonable commercial efforts to ensure that none of the following uses or operations shall be made, conducted or permitted on or with respect to all or any part of the Shopping Center by any of Landlord’s other tenants in the Shopping Center: (i) any public or private nuisance; (ii) any noise or sound that is in violation of any noise ordinance applicable to the Shopping Center; (iii) any obnoxious odor; (iv) any excessive quantity of dust, dirt, or fly ash; or (v) any fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks. Notwithstanding the foregoing, Tenant acknowledges the existence of a restaurant in the Shopping Center and agrees that its continued operations shall not be deemed to be a violation of this paragraph.

M.	REPAIRS AND ALTERATIONS

1. Repairs by Landlord. Landlord shall keep the foundation, roof, roof skin, floor slab, and structural portions of the Premises (excluding windows and doors) in good repair, except for repairs required thereto by reason of the misuse of Tenant, Tenant’s employees, agents, licensees, or contractors. Tenant shall give Landlord written notice, as provided in Section S, of the necessity for repairs coming to the attention of Tenant, following which, if Landlord deems in its reasonable business judgment such repairs to be necessary or appropriate, Landlord shall commence such repairs within fifteen (15) days of receipt of notice as provided in Section S and, provided Landlord is diligently prosecuting such repairs to completion, shall have a reasonable time to complete such repairs. Notice from Tenant of the need for Landlord to perform a repair to the Premises shall not be a condition to Landlord commencing such repair if Landlord has actual knowledge of the need for repairs. The provisions of this subsection shall not apply in the case of damage or destruction by fire or other casualty or by Eminent Domain, in which events the obligations of Landlord shall be controlled by either Sections O or Q hereof.

a. Right of Offset. Notwithstanding the foregoing, in the event of a breach by Landlord of this Section M.1 beyond any applicable cure periods, Landlord and Tenant agree that Tenant shall be given the right to offset against the Base Rent and Additional Rent (“Right of Offset”) the reasonable costs incurred by Tenant to remedy such breach by Landlord so long as:

1) Landlord and Landlord’s Mortgagee (if Tenant has been provided the name and address of such Mortgagee) are given written notice and applicable cure periods as provided herein;

2) Landlord’s breach substantially interferes, in Tenant’s reasonable business judgment, with Tenant’s ability to conduct its business in the Premises.

b. Emergency Repairs. Notwithstanding the foregoing, in the event of an emergency which would affect the health, safety, and welfare of Tenant’s employees or customers, Tenant may make such emergency repairs to the Premises as Tenant deems reasonably necessary to protect the Tenant’s employees and/or customers and property. Tenant will notify Landlord as soon as possible as to what repairs were made and the cost to affect such repairs that Landlord deems in its reasonable business judgment to be necessary to protect the health, safety and welfare of Tenant’s employees or customers. Landlord agrees to reimburse Tenant within thirty (30) days after Landlord’s receipt of a breakdown for such costs incurred by Tenant for such repairs. If Landlord fails to reimburse Tenant within such thirty (30) days, Tenant shall have the Right of Offset against Tenant’s Base Rent and Additional Rent until Tenant has recovered the cost of such emergency repairs.

c. Tenant’s Portion of Construction. It is expressly understood that Landlord shall not be responsible for any portions of the Premises constructed by Tenant.

2. Repairs by Tenant. Except as provided in Subsection K.1, Tenant shall keep:

a. Premises. The Premises and every part thereof and any fixtures, facilities, or equipment contained therein in good condition and repair, including, but not limited to, exterior and interior portions of all doors, door checks and their operation, windows, plate glass, and showcases surrounding the Premises, the heating, air conditioning, electrical, plumbing and sewer systems, the exterior doors, window frames, and all portions of the store front area, and shall make any replacements thereof of all broken and/or cracked plate and window glass which may become necessary during the Lease Term, and any Renewal Term(s) thereof, excepting any repairs to items of Landlord’s original construction made necessary by reason of damage due to fire or other casualty covered by standard fire and extended coverage insurance.

b. HVAC system. Subject to Section 0.3 above and Landlord’s obligation to warrant the HV AC system for the first year of the Term hereof, Tenant shall, during the Lease Term, and any Renewal Term(s) thereof, at its sole cost and expense, maintain a service contract for the routine performance of standard HV AC system maintenance, including, but not limited to, quarterly replacement of filters, oiling of mechanical components, and inspection for wear and tear. Within fifteen (15) days of Landlord’s written request, Tenant shall provide Landlord with a copy of the foregoing HV AC service contract. Tenant will be responsible for all maintenance, repairs and replacement of all HVAC system(s) serving the Premises.

3. Alterations or Improvements by Tenant. Tenant shall be permitted to make any interior, nonstructural alterations to the Premises based upon plans and specifications submitted by Tenant and approved by Landlord, such approval not to be unreasonably withheld, and upon the condition that Tenant shall promptly pay all costs, expenses, and charges thereof, shall make such alterations and improvements in accordance with the applicable laws and building codes and ordinances and in a good workmanlike manner, and shall fully and completely indemnify Landlord against any mechanic’s lien or other liens or claims in connection with the making of such alterations, additions, or improvements. Tenant shall promptly repair any damages to the Premises, or to the building of which the Premises is a part, caused by any alterations, additions, or improvements to the Premises by Tenant.

4. Removal of Improvements. All items of Landlord’s construction, all heating and air conditioning equipment, and all alterations, additions, wall coverings, and other improvements by Tenant shall become the property of Landlord at the termination of the Lease and shall not be removed from the Premises. All trade fixtures, furniture, furnishings, and signs installed in the Premises by Tenant and paid for by Tenant shall remain the property of Tenant and shall be removed upon the expiration of the Lease Term; provided (a) that any of such items as are affixed to the Premises and require severance may be removed only if Tenant repairs any damage caused by such removal, and (b) that Tenant shall have fully performed all of the covenants and agreements to be performed by Tenant under the provisions of this Lease. If Tenant fails to remove such items from the Premises within ten (10) days of the expiration or earlier termination of this Lease, all such trade fixtures, furniture, furnishings, and signs shall become the property of Landlord. Landlord shall have the right to remove same and sell such trade fixtures, furniture, furnishings, and signs to pay for the cost of removal.

N.	INDEMNITY AND INSURANCE

1. Indemnification by Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord, its employees, contractors, agents, or invitees, Tenant will indemnify and hold Landlord harmless from and against all loss, cost, expense, and liability (including Landlord’s costs of defending against the foregoing, such cost to include reasonable attorney’s fees and costs) resulting or occurring by reason of Tenant’s breach of any covenant, representation or warranty made by Tenant contained in this Lease or Tenant’s construction, use, or occupancy of the Premises.

2. Indemnification by Landlord. Except to the extent caused by the negligence or willful misconduct of Tenant, its employees, contractors, agents, or invitees, Landlord will indemnify and hold Tenant harmless from and against all loss, cost, expense, and liability (including Tenant’s costs of defending against the foregoing, such costs to include reasonable attorney’s fees and costs) resulting or occurring by reason of Landlord’s breach of any covenant, representation or warranty made by Landlord contained in this Lease.

3. Tenant’s General Liability Insurance. Tenant agrees to carry general commercial liability insurance covering the Premises and Tenant’s use thereof with a minimum limit of One Million Dollars ($1,000,000) for any casualty resulting in bodily injury, death, or property damage for each occurrence and a minimum limit of Two Million Dollars ($2,000,000) general aggregate. Tenant shall provide certificates of such coverage to Landlord prior to the date of any use or occupancy of the Premises by Tenant. Such certificates shall name Landlord as an additional insured, as its interest may appear, under such insurance policy, and the insurer agrees to notify Landlord and such other parties designated by Landlord as additional insureds not less than ten (10) days in advance of any substantial modification or cancellation thereof.

4. Landlord’s Insurance.

a. Insurance for Improvements. Landlord agrees to carry policies insuring the improvements on the Shopping Center and Common Areas against fire and such other perils as are normally covered by special coverage endorsements in the county where the Premises is located, in an amount equal to at least eighty percent (80%) of the insurable value of such improvements. Tenant shall have no rights in said policy or policies maintained by Landlord and shall not be entitled to be a named additional insured there under.

b. Liability Insurance. Landlord agrees to carry general commercial liability insurance covering the Shopping Center and Common Areas with a minimum limit of One Million Dollars ($1,000,000) for any casualty resulting in bodily injury, death, or property damage for each occurrence and a minimum limit of Two Million Dollars ($2,000,000) general aggregate.

c. Tenant’s Proportionate Share. Commencing on the Rent Commencement Date, during the Lease Term, or any Renewal Term(s) thereof, Tenant shall pay to Landlord, monthly in advance, an amount equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of the Landlord’s insurance premium for the current year as reasonably estimated by Landlord. If Tenant’s Proportionate Share of the insurance premiums for the above-described coverages are less than the total amount paid by Tenant for such period, the excess shall be credited against the next monthly Base Rent payment. If Tenant’s Proportionate Share of the insurance premium exceeds the total amount paid by Tenant for such period, Tenant shall, upon receipt of a copy of the actual insurance premium invoice from Landlord, pay the difference between the actual amount paid by Tenant and

Tenant’s Proportionate Share of the insurance premium. Tenant reserves the right to audit Landlord’s insurance payments. Any unused credit remaining as of the expiration or earlier termination of this Lease shall be promptly refunded to Tenant by Landlord unless Tenant then owes money to Landlord, in which event Landlord may apply such funds to the amounts owing by Tenant to Landlord.

5. Mutual Waiver. Tenant hereby waives any claim against Landlord for property damage occurring on or in the Premises and shall have its all-risk insurer waive its rights of subrogation against Landlord for property damage occurring on or in the Premises, and in consideration thereof, Landlord waives any claim against Tenant for property damage occurring in the Shopping Center (excluding the Premises) and Common Areas and shall have its all-risk insurer waive its rights of subrogation against Tenant for property damage occurring in and to the Shopping Center and Common Areas.

O.	DAMAGE AND DESTRUCTION

1. Partial Damage. In the event the Premises are damaged to an extent which is less than fifty percent (50%) of the cost of replacement of the Premises, the damage shall, except as hereinafter provided, promptly be repaired by Landlord, at Landlord’s expense, and such repairs shall commence not later than thirty (30) days after such casualty and be completed within ninety (90) days after the commencement of repairs. In the event the Premises are damaged to an extent which is less than fifty percent (50%) of the cost of replacement of the Premises and such occurs during the last year of the Lease Term, including any Renewal Term (s), both Landlord and Tenant shall have the right to terminate the Lease. If the Landlord elects to terminate the Lease as provided above, then Tenant can negate Landlord’s election to terminate the Lease by exercising early its upcoming Renewal Term, provided there is at least one additional Renewal Term remaining under the Lease.

2. Total Damage. In the event (a) the Premises are damaged to the extent of fifty percent (50%) or more of the cost of replacement of the Premises or (b) the buildings in the Shopping Center are damaged to the extent of fifty percent (50%) or more of the cost of replacement, notwithstanding the extent of damage to the Premises, then either Landlord or Tenant may elect to terminate this Lease upon giving notice of such election in writing to the other within thirty (30) days after the event causing the damage. If this Lease is not terminated as provided for above, the Landlord will commence the repairs or rebuilding not later than forty-five (45) days after the casualty and complete such repairs within one hundred eighty (180) days after commencement of such repairs.

3. Repair. If Landlord is required to repair under Section O.1, or elects to repair under Section O.2, Tenant shall repair or replace its stock-in-trade, trade fixtures, furniture, furnishings, equipment, and personal property in a manner and to at least a condition equal to that prior to its damage or destruction.

4. Abatement of Rent. If the casualty, repairing, or rebuilding shall render the Premises untenantable, in whole or in part, a proportionate abatement of the Base Rent shall be allowed until the date Landlord completes the repairs or rebuilding, and Tenant shall have a reasonable time, not to exceed ninety (90) days from delivery by Landlord, to complete Tenant’s required build out and open for business.

5. Limitation. Notwithstanding anything herein to the contrary, Landlord’s obligation to repair or rebuild, in the event of Total Damage as set forth in Section O.2, shall be limited to the insurance proceeds made available by Landlord’s mortgage for such restoration purposes.

P.	ASSIGNING AND SUBLETTING

1. Consent of Landlord. Tenant shall not assign this Lease or sublet the Premises, in whole or in part, without the prior written consent of Landlord; however, such consent shall not be unreasonably withheld, delayed, or conditioned, except that any assignment that is not a Permitted Transfer shall be subject to Landlord’s receipt of reasonable assurance as to the credit worthiness of any such proposed assignee. The use of the Premises by any such assignee or sublessee must be approved by Landlord, provided such consent shall not be unreasonably withheld, delayed, or conditioned, and shall not violate any recorded restriction or any existing exclusives of other tenants at the time of such assignment or sublet. Landlord shall, by written notice to Tenant within ten (10) business days of its receipt of the required information and documentation, either: (A) consent to the transfer, or (B) reasonably refuse to consent to the transfer. Notwithstanding any provision of this Lease to the contrary, Tenant may assign or sublease the Premises without Landlord’s consent to a corporation controlling, controlled by, or under common control with, Tenant, to the surviving corporation in a merger or other corporate reorganization in which Tenant is involved, or to a purchaser of all or substantially all of the assets of Tenant (collectively “Tenant Affiliate”), provided that all of the following conditions are satisfied (a “Permitted Transfer”): (A) Tenant is not then in default under this Lease after giving effect to applicable notice grace and cure periods; (B) said Tenant Affiliate shall own all or substantially all of the assets of Tenant; and (C) said Tenant Affiliate shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease. In the event of a Permitted Transfer to a Tenant Affiliate, Tenant shall be released of all obligations under this Lease effective the date of the assignment or sublease. A public offering, issuance, transfer or distribution of all or substantially all of Tenant’s stock (including distributions pursuant to an employee benefit program), shall constitute an assignment for the purposes of this Lease. Except for a Permitted Transfer to a Tenant Affiliate in accordance with this Section, Tenant shall at all times remain liable for the payment of Base Rent and Additional Rent herein and for compliance with all of its other obligations under this Lease. In the event of such Permitted Transfer, Landlord’s consent to the assignment or subletting shall not waive the requirement that Landlord’s consent be obtained for further assignment or sublets.

Q.	EMINENT DOMAIN

1. Condemnation Award. In the event the Shopping Center or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any authority in appropriate proceedings or by any right of eminent domain, the entire compensation award thereof shall belong to Landlord, without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title, and interest to any such award. Tenant shall have the right to recover such compensation as may be awarded on account of the value of leasehold improvements made and paid for by Tenant and for moving and relocating expenses, provided that such award to Tenant does not diminish Landlord’s award.

2. Rights of Termination. In the event of a taking under the power of eminent domain of (a) more than ten percent (10%) of the Premises or (b) a sufficient portion of the Shopping Center so that after such taking less than twenty five percent (25%) of the Shopping Center GLA (as constituted prior to such taking) is occupied by tenants, either Landlord or Tenant shall have the right to terminate this Lease by notice in writing given within thirty (30) days after the condemning authority takes possession, in which event all Base Rent, Additional Rent, and all other charges shall be pro-rated as of the date of such termination.

3. Restoration. In the event of a taking of any portion of the Premises not resulting in a termination of this Lease, Landlord shall use as much of the proceeds of Landlord’s award for the Premises as is made available to Landlord by Landlord’s mortgagee for restoration purposes therefore to restore the Premises to a complete architectural unit, and this Lease shall continue in effect with respect to the balance of the Premises, with a reduction of Base Rent and Additional Rent in proportion to that portion of the Premises taken.

R.	DEFAULT AND REMEDIES

1. Default by Tenant.

a. Financial Default. The Tenant shall be in financial default if it fails to pay when due each installment of Base Rent or Additional Rent (“Financial Default”).

b. Notice. In the event Tenant is in Financial Default, it shall have a grace period of ten (10) days to cure such default.

c. General Default. Tenant shall be in general default if it shall fail to keep or shall violate any conditions, stipulations, or agreements contained herein on the part of the Tenant to be kept and performed other than a Financial Default (“General Default”, and together with Financial Default, collectively referred to with respect to Tenant as “default”).

d. Notice. In the event Tenant is in General Default, it shall have a grace period of thirty (30) days to cure such default after Tenant shall have received notice of such default by certified mail, return receipt requested, or by a nationally recognized overnight courier that provides verification of receipt to the address stated in Section A.3 of this Lease. Tenant shall be given written notice of every event of General Default and shall be permitted thirty (30) days within which to cure such default.

e. Landlord’s Options. In the event Tenant is in either Financial Default or General Default after the lapse of any grace or cure periods expressly set forth above, Landlord, at its option, may:

1) Terminate this Lease, at which point all rent hereunder for the remainder of the Lease Term shall be immediately due and payable; or

2) Re-enter upon the Premises without terminating this Lease, remove all the property therefrom, and re-let the Premises in its own name for the account of Tenant for the remainder of the Term and recover from Tenant any deficiency for the balance of the Term between the amount for which the Premises were re-let and the Base Rent, Additional Rent and other charges provided hereunder as they become due.

3) The rights of the Landlord hereunder, upon default by Tenant, shall in no way preclude Landlord from pursuing any other legal remedies available.

Notwithstanding anything herein to the contrary, Landlord shall use its reasonable commercial efforts to mitigate its damages upon such a termination or re-entry.

f. Failure to Exercise Rights. No delay or omission by Landlord to exercise any right or power accruing upon any noncompliance or default by Tenant with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof. Every such right or power may be exercised at any time during the continuation of this Lease. It is further agreed that a waiver by Landlord of any of the covenants and agreements hereof to be performed by Tenant shall not be construed to be a waiver of any subsequent breach thereof or of any covenant or agreement herein contained.

g. Re-entry. In addition to all other rights granted to Landlord under this Lease or under prevailing law, or if Tenant shall be in default, Landlord or its agents or employees may immediately or any time thereafter re-enter the Premises and remove Tenant’s agents, any subtenants, any licensees, any concessionaires and any invitees, and any of its or their property from the Premises, provided Landlord has an appropriate court order. Re-entry and removal may be effectuated by summary dispossession proceedings, by any suitable action or proceeding at law, or otherwise. Landlord shall be entitled to the benefit of all provisions of law respecting the speedy recovery of lands and tenements held over by Tenant or proceedings in forcible entry and detainer. Tenant’s liability under the terms of this Lease shall survive Landlord’s re-entry, the institution of summary proceedings, and the issuance of any warrants with respect thereto.

2. Default by Landlord. In the event Landlord shall fail to perform any material obligations specified in this Lease, then Tenant may, after the continuance of any such default for thirty (30) days after written notice thereof to Landlord and to the Landlord’s mortgagee (if Tenant has been provided such mortgagee’s name and address), cure such default, all on behalf of and at the expense of Landlord, and do all necessary work in connection therewith, and Landlord shall on demand pay Tenant forthwith all reasonable and documented amounts so paid by Tenant. If Landlord fails to pay such reasonable and documented amounts within thirty (30) days after demand, Tenant may deduct such amount from the Base Rent and Additional Rent then due or thereafter coming due. A default hereunder shall be deemed cured if Landlord in good faith commences performance requisite to cure same within thirty (30) days after receipt of notice and thereafter continuously and diligently proceeds to complete the performance required to cure such default. If Landlord’s default materially and adversely impacts Tenant’s use of the Premises, or the parking for or access to the Premises, then Tenant may terminate this Lease upon Landlord’s failure to cure such default after a second thirty (30) days prior written notice to Landlord.

S.	NOTICES

1. Proper Notice. Any notice or consent required to be given by or on behalf of either party to the other shall be in writing and shall be deemed given when received or rejected after such notice shall have been mailed by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier that provides verification of receipt to the address stated in Section A.3 of this Lease.

2. Change of Address. Either party’s address may be changed from time to time by such party giving written notice to the other party of the new address.

T.	MORTGAGE SUBORDINATION

This Lease is and shall at all times, unless Landlord shall otherwise elect, be subject and subordinate to all easements and encumbrances now or hereafter affecting the fee title of the Shopping Center and to all mortgages, deeds of trust, financing or refinancing in any amounts which may now or hereafter be placed against or affect any or all of the land or any or all of the building and improvements now or at any time hereafter constituting part of the Shopping Center. Notwithstanding the foregoing, any successor to Landlord’s interest in the Premises, including any ground lessor or holder of any mortgage or deed of trust, or to any purchaser at foreclosure (or by deed in lieu of foreclosure) shall, so long as Tenant is not in default of the terms and conditions of this Lease (beyond any applicable cure periods), recognize and accept this Lease and all terms, conditions, and obligations of the Landlord contained herein. Tenant also agrees that any mortgagee or trustee may elect to have this Lease deemed prior to the lien of its mortgage or deed of trust, and upon notification by such mortgagee or trustee to Tenant to that effect, this Lease shall be deemed prior in lien to the said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant agrees that if Landlord’s mortgagee or trustee requests confirmation of such subordination, within twenty (20) days after receipt of written request therefor, Tenant shall execute and deliver whatever instruments (including but not limited to a Memorandum of Lease and/or a Non-Disturbance and Attornment Agreement in recordable form) as may be reasonably required for such purposes to carry out the intent of this section.

U.	ESTOPPEL CERTIFICATES

At any time and from time to time, Tenant agrees, within twenty (20) days after receipt of written request from Landlord, to execute and deliver to Landlord, for the benefit of such persons as Landlord names in such request, a statement in writing and in form and substance provided by Landlord certifying to such of the following information as Landlord shall reasonably request: (a) that this Lease constitutes the entire agreement between Landlord and Tenant and is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (b) the dates to which the Base Rent, Additional Rent, and other charges hereunder have been paid; (c) that the Premises has been completed on or before the date of such letter and that all conditions precedent to the Lease taking effect have been carried out; (d) that Tenant has accepted possession, that the Lease Term has commenced, that Tenant is occupying the Premises, that Tenant knows of no default under the Lease by Landlord and that there are no defaults or offsets which Tenant has against enforcement of this Lease by Landlord; (e) the actual Rent Commencement Date of the Lease and the expiration date of the Lease; and (f) that Tenant’s facilities in the Premises is open for business; provided such facts are true and ascertainable.

V.	COVENANT OF QUIET ENJOYMENT

Landlord hereby covenants that if Tenant shall perform all the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant shall at all times during the continuance hereof have quiet enjoyment of the Premises without hindrance from any person, subject to the terms and provisions of this Lease.

W.	LIABILITY OF LANDLORD

1. Transfer of Title. In the event of the sale or other transfer of Landlord’s right, title, and interest in the Premises or the Shopping Center, Landlord shall be released from all liability and obligations thereafter arising hereunder.

X.	ENVIRONMENTAL MATTERS - NO HAZARDOUS SUBSTANCES

1. Acts. For the purposes of this Lease, the term “Hazardous Materials” shall include, without limitation, those substances, materials, or wastes described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), (42 US.C. 9601, et seq.); the Resource Conservation and Recovery Act, as amended (RCRA), (42 U.S.C. 6901, et seq.)’, Emergency Planning & Community Right-to-Know Act, as amended (EPCRA), (42 U.S.C. 11991, et seq.); Clean Water Act, as amended (CWA), (33 U.S.C. 1251, et seg.);Clean Air Act, as amended (CAA), (42 U.S.C. 7401, et seg.);Toxic Substances Control Act, as amended (TSCA), (15 U.S.C. 2601, etseq.); Safe Drinking Water Act, as amended (SDWA), (42 U.S.C. 300(f) et seq.), implementing regulations for such Acts and any other applicable federal, state, local laws or ordinances, and the regulations adopted thereunder, or any other substance, material or waste which has been determined by the United States Environmental Protection Agency, the Federal Occupational Health and Safety Administration, or any other federal or state agency to be capable of posing significant risk of injury to human health or safety. Hazardous Substances shall not include ordinary household cleaning and maintenance products, provided that such products and items are used with due care and are used, stored and maintained in compliance with environmental, health and safety requirements.

2. Tenant’s Operations. Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling, or disposal of “Hazardous Materials” without the prior written consent of Landlord, which consent shall be at Landlord’s sole discretion.

3. Indemnification of Landlord. Tenant will defend, protect, indemnify, and hold Landlord harmless from and against any and all claims, causes of action, liabilities, damages, costs, and expenses, including, without limitation, attorneys’ fees arising from or in any way connected with Hazardous Materials (as defined in Section X.1) introduced to the Premises by Tenant.

Y.	MISCELLANEOUS PROVISIONS

1. Brokers Commissions. Landlord and Tenant hereby warrant to the other that, except for the payment by Landlord of a brokerage commission to McCullough Realty and John Toomey & Company, Inc. by separate agreements, there are no claims for brokers’ commissions or finders’ fees in connection with the execution of this Lease, and Landlord and Tenant agree to indemnify and save the other harmless from any liability that may arise from such claims, including reasonable attorneys’ fees.

2. Surrender and Holding Over.

a.	Surrender. Subject to the provisions of Section M.4, Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration of the Lease Term, or its prior termination for any reason, in as good condition and repair as the same shall be at the commencement of said term, subject to ordinary wear and tear (damage by fire and other perils covered by standard fire and extended coverage insurance excepted).

b.	Holdover. If Tenant fails to surrender the Premises on the date that the Lease Term expires or terminates, Tenant’s continued occupancy shall be deemed to be a tenancy from month-to-month and such tenancy shall be subject to all of the provisions of this Lease in effect at the time of holdover, except that the monthly Base Rent shall be one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to the end of the Lease Term (or Renewal Term, if applicable).

3. Mechanic’s Liens. Should any mechanic’s liens or other liens or affidavits claiming liens be filed against the Leased Premises or any portion thereof or interest therein for any reason whatsoever incident to the acts or omissions of Tenant, its agents or contractors, Tenant shall cause the same to be canceled and discharged of record by payment, bonding, or otherwise within thirty (30) days after Tenant’s knowledge or receipt of notice thereof (from whatever source).

4. Mortgagee Clause. Landlord represents that it has obtained the existing mortgagee’s consent to this Lease Agreement or that such consent is not necessary.

5. Merchants Association. Tenant shall not be required to join any merchants association for the Shopping Center or contribute to any type of advertising fund and makes no representation as to how much or what type of advertising it will do.

6. Recording. This Lease shall not be recorded. However, upon the request of either Landlord or Tenant, the other party agrees to execute a Memorandum of Lease setting forth such terms and provisions as may be acceptable to both Landlord and Tenant that may be recorded at the cost of the party desiring recording.

7. Severability. In the event that any provision or section of this Lease is rendered invalid by the decision of any court or by the enactment of any law, ordinance or regulation, such provision of this Lease shall be deemed to have never been included herein, and the balance of this Lease shall continue in effect in accordance with its terms.

8. Attorneys’ Fees. In the event of any legal proceeding arising out of a dispute between the parties with regard to enforcement of the provisions of this Lease, the prevailing party will be entitled to an award of its reasonable attorneys’ fees and costs from the non-prevailing party.

9. Jury Trial. In the event of a dispute, Landlord and Tenant agree to waive the right to jury trial.

10. Waiver. No waiver of any condition or legal right or remedy shall be implied by the failure of Landlord or Tenant to declare a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it is in writing and signed by Landlord or Tenant.

11. Force Majeure. In addition to the provisions of Section D.2, Force Majeure, with respect to the Lease in general, shall mean strikes, delays caused by the other party or any governmental or quasi-governmental entity, shortages of materials, natural resources or labor, or any and all causes beyond the reasonable control of the performing party (the lack of funds or funding accepted). Neither party shall be in default under this Lease for failure to perform due to Force Majeure, except for Tenant’s obligations to pay rent hereunder. The time period for such performance shall be extended for each day performance is delayed by Force Majeure.

12. No Partnership. By their execution hereof, Landlord and Tenant do not, in any way or for any purpose, become a partner with the other in the conduct of either’s business.

13. Section Headings. The section headings are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Lease or in any way affect this Lease.

14. Lease Inures to the Benefit of Assignees. This Lease and all of the covenants, provisions, and conditions herein contained shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns, respectively, of the parties hereto, provided, however, that no assignment by, from, through, or under Tenant in violation of the provisions hereof shall vest in the assigns any right, title, or interest whatsoever.

15. Authority to Sign Lease. Each of the persons who have signed this Lease represents and warrants that he has been duly authorized to sign this Lease by all necessary action on the part of the entity on whose behalf he has signed this Lease.

16. Right of First Refusal to Purchase. Upon the terms set forth in Exhibit F attached hereto, Landlord will grant to Tenant a right of first refusal in the Premises as further set forth therein.

17. Entire Agreement. This Lease and the exhibits attached hereto set forth all the covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them other than are herein set forth. No subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

[Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed as of the date and year first above written.

WITNESSES:	LANDLORD:

Fairhope Group, LLC

/s/ William H. Gross
By: William H. Gross
Its: Managing Member

TENANT:

Computer Programs and Systems, Inc.

/s/ David A. Dye
By: /s/ David A. Dye
Its: CFO

EXHIBIT A

SITE PLAN

EXHIBIT B

LEGAL DESCRIPTION

PARCEL2

Beginning at a point where the North boundary of Ingleside, Unit 3, as recorded in Map Book I 0, Page 63 of the records in the office of the Judge of Probate Court of Baldwin County, Alabama, is intersected by the West right of way line of Greeno Road (also known as County Road No. II) (160’ RIW), run N 89° 57’ 25” W along said North boundary of lngleside, Unit 3 and the North boundary of lngleside, Unit Two, as recorded in Map Book 8, Page 71 of the said records in the office of the Judge of Probate Court of Baldwin County, Alabama, a distance of 582.74 feet to a point; thence run N 00° II’ 45” E 429.30 feet to a point; thence run S 89° 57’ 25” E 571 .17 feet to the P.C. of a curve to the left having a central angle of32° 30’ 21” and a radius of25.0 feet; thence run Nmtheastwardly along the arc of said curve 14.18 feet to a point on the West tight of way line of Greeno Road (County Road No. 11) (160’ R/W), thence along said West right of way line of Greeno Road (County Road No. 11) (160’ R/W), nm S 00° 26’ 26” W 433.23 feet to the point of beginning. Containing 250,614 Square Feet or 5.7533 Acres.

EXHIBIT C

LANDLORD’S SIGN CRITERIA

The sign standards have been selected to harmonize with and compliment the building materials and will assist in creating the proper atmosphere for the Center.

Tenant’s sign fabricator must submit two (2) copies of Tenant’s detailed, scaled sign drawings to Landlord’s agent: McCullough Realty. Attention: Joey McCullough, 273 Azalea Road, Suite 2-516, Mobile, AL 36609; Telephone: (251) 343-7171; Email: joey@jmcculloughrealty.com for approval prior to fabrication of any signs.

Tenant will be held liable and shall bear all costs for removable and/or correction of signs, sign installation and damage to the building by sign installations that do not conform to the following specifications.

1)	All signs shall be individual letters, reverse channel, aluminum backlit with neon, and mounted on a raceway that matches the color of the building fascia, with the color and type style of each letter face subject to prior written approval by Landlord.

2)	The entire sign shall not exceed 15’. All signs shall be centered between Tenant’s demising walls. All signs are subject to the City of Fairhope’s Architectural Review Board.

3)	All signs shall be constructed on minimum .080 aluminum sheet with 3/16” plexiglass face, with minimum depth of 4” or as minimum as required by sign contractor (whichever is greater). Aluminum sides, trim and backs shall be primed and painted Duranotic Bronze #313. Jewellite to be Bronze. Neon to be 13 mm in single stroke white with the appropriate transformer wire per code. Letters are to be mounted on an all aluminum (.063) raceway painted with a color as specified by Landlord to match the building. The sign shall be mounted o the building fascia area. No pop rivets and returns are to be (.063).

4)	Electrical power to signs shall be extended at Tenant’s expense from the electrical service supplying Tenant’s Demised Premises.

5)	All signs shall be mounted only in area designated by Landlord for Tenant’s signage.

6)	Design construction, installation and maintenance of signs shall be the expense of Tenant. All signs must meet appropriate codes of the local county. All work must be performed by a licensed and insured sign company. Working drawings must include design specifications of all measurements as they relate to the fascia.

7)	No signs or displays of any kind may be placed on or behind or be visible from any of the storefront glass areas without the prior written consent of Landlord. Paper signs, stickers, or portable attraction board signs are prohibited.

8)	Transformers shall be mounted out of sight at areas approved by Landlord. Tenant shall at its expense enclose all transformers, junction boxes and exposed wires or conduit in accordance with Landlord’s standards and prime and paint the enclosure with Landlord’s building standard color.

9)	Drawings (3 copies) shall be submitted for approval to Landlord prior to fabrication.

10)	Signage must be approved by Landlord in writing before order is placed with tenant’s sign company.

EXHIBIT D

TENANT’S

WORK

To be provided by Tenant. All plans must be submitted to Landlord for approval prior to beginning construction.

EXHIBIT E

SHOPPING CENTER RULES AND REGULATIONS

TENANT AGREES AS FOLLOWS:

1)	All loading and unloading of goods shall be done, in the areas, and through the entrances, designated for such purposes by Landlord.

2)	All garbage and refuse shall be kept in the kind of container specified by Landlord, and shall be placed outside of the premises prepared for collection in the manner and at the times and place specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use same at Tenant’s cost. Tenant shall pay the cost of removal of any of Tenant’s refuse or rubbish. Notwithstanding the foregoing, Tenant will comply with rubbish disposal as outlined in H.2 of Lease.

3)	No radio or television or other similar device shall be installed without first obtaining in each instance Landlord’s consent in writing. No aerial shall be erected on the roof or exterior walls of the premises, or on the grounds, without in each instance obtaining the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice of same at any time.

4)	No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the premises without the prior written consent of Landlord.

5)	If the leased premises are equipped with heating facilities separate from those in the remainder of the Shopping Center, Tenant shall keep the leased premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

6)	The outside areas immediately adjoining the premises shall be kept clean and free from snow, ice, dirt and rubbish by Tenant, and Tenant shall not place or permit any obstructions or merchandise in such areas.

7)	The plumbing facilities shall not be used for any other purpose than that for which they are constructed

8)	Tenant shall not burn any trash or garbage of any kind in or about the leased premises, the Shopping Center, or within 1,000 feet of the outside property lines of the Shopping Center.

9)	No smoking is allowed in the premises at any time.

EXHIBIT F

FORM OF

RIGHT OF FIRST REFUSAL

This contractual right of first refusal to purchase the entire property interests of the Fairhope Group, LLC, a Georgia Limited Liability Company (“Owner”), is given to Computer Programs and Systems, Inc., a Delaware corporation (“CPSI”), under the terms and conditions set forth hereinafter below, effective the first day of March, 2012 (the “Effective Date”), which shall terminate at the expiration or other termination of the Lease of even date herewith between Owner and CPSI (the “Lease”).

In consideration of ten dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which is acknowledged by the parties hereto, through the one hundred forty fourth (144th) month of the Lease Term or such earlier date of expiration or termination of the Lease in accordance with its terms (the “Expiration Date”), if Owner elects to list, advertise, market, or otherwise attempt to sell to a third party purchaser any or all of the Premises (as defined in the Lease), or if Owner elects to accept any offer to purchase any or all of the Premises, whether or not solicited by them or by his agents, on or before the Expiration Date, Owner shall first provide written notice of the proposed terms and conditions which are or would be acceptable to them to CPSI and shall provide CPSI with an opportunity to purchase and acquire such interest.

The obligation of Owner to provide and the authorization of CPSI to exercise a right of first refusal subsequent to the Effective Date is limited and conditioned as follows:

1.	Within ten (10) business days of Owner providing written notice itemizing the applicable purchase terms (i. e., proposed by them or offered by a third party purchaser) to CPSI (the “Offer”), CPSI shall reply, in writing, as to its intent to exercise or decline to exercise their right of first refusal (the “Initial Response”).

2.	Within five (5) calendar days from CPSI’s Initial Response, CPSI shall provide written verification and proof of its financial ability to timely close on the contemplated transaction (the “Verification”).

3.	CPSI shall close on the transaction, as accepted, within the time frame specified by any actual third party offer accepted by Owner (contingent to this Right of First Refusal) or within thirty (30) calendar days from its Initial Response, whichever is less (the “Closing”).

4.	Failure by CPSI to timely comply with any of the deadlines for its Initial Response, Verification, or Closing shall result in an immediate cancellation and termination of the Right of First Refusal granted hereunder, without further action required of Owner.

5.	Should CPSI decline any such Offer, then Owner shall thereafter have the right to sell said Premises on substantially the same terms and conditions as set forth in the Offer.

This Right of First Refusal shall not apply or otherwise be triggered by (i) any transfers in connection with a condemnation or under threat of condemnation, or to a sale or transfer to an affiliate, member, partner, or shareholder of Owner, or to an immediate family member of any such member, partner or shareholder, or to an entity owned or controlled by such member, partner or shareholder, or immediate family member thereof, or (ii) any foreclosure or other similar sale allowable by law conducted by Owner’s mortgagee.

Neither this instrument nor any notice of it shall be recorded in any public records. This Right of First Refusal shall bind and inure to the benefit of the parties and to their successors in interest. Notice given by or to the attorney for either party shall be as effective as it given by or to that party.

CPSI expressly acknowledges and agrees that the right of first refusal granted to them hereunder represents an imposition on the ability of Owner to freely and without reservation market the subject asset. Therefore, CPSI commits to strictly adhere to and comply with the aforementioned time frames. The substantive terms of any closing transaction shall be dependent upon and determined by the actual purchase and sale agreement. There are not any commitments, arrangements, or agreements as to a predetermined price or value for the Premises made at this time.

Done and agreed to effective the first day of March 2012.

WITNESSES:	PARTIES:

Fairhope Group, LLC

/s/ William H. Gross
By: William H. Gross
Its: Managing Member

Computer Programs and Systems, Inc.

/s/ David A. Dye
By: David A. Dye
Its: CFO